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                                                                   EXHIBIT 23(F)


                   CONSENT OF FINANCIAL CONSULTING ASSOCIATES


     We hereby consent to the inclusion as ANNEX E to the Prospectus/Proxy Statement filed as part of the Registration Statement (No. 33-64859) on Form S-4 of First Union Corporation of our opinion to be dated as of the date of the Prospectus/Proxy Statement and to the references to our firm as financial advisor to Brentwood National Bank and to our opinion contained in said Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.


                                        FINANCIAL CONSULTING ASSOCIATES, INC.


December 20, 1995